Theravance Reports Third Quarter 2005 Financial Results

SOUTH SAN FRANCISCO, CA -- 10/27/2005 -- Theravance, Inc. (NASDAQ: THRX) reported today its financial results for the third quarter ended September 30, 2005. The net loss for the third quarter of 2005 was $37.8 million compared to $22.3 million during the same period of 2004, an increase of $15.5 million. The increase was primarily due to higher research and development costs associated with telavancin Phase 3 clinical programs.

Research and development spending for the third quarter of 2005 increased to $36.2 million compared to $20.4 million for the same period of 2004. This increase was primarily driven by higher external research and development costs associated with Phase 3 telavancin clinical studies and Phase 1 clinical studies for the overactive bladder and gastrointestinal (GI) motility programs. Total external research and development costs were $22.0 million in the third quarter of 2005 compared to $8.4 million in the same period of 2004. General and administrative costs for the third quarter of 2005 increased to $5.0 million compared to $3.3 million in the same period of 2004 primarily driven by higher auditing and consulting costs related to Sarbanes-Oxley, increases in telavancin prelaunch costs, and higher employee related expenses.

"I am pleased with the performance of the company, the progress of telavancin, and the continued progress of the Beyond Advair program" noted Rick E Winningham, the Company's Chief Executive Officer. "We have made significant progress in patient enrollment in our Phase 3 complicated skin and skin structure infection studies and anticipate completing enrollment in the first half of 2006."

Revenue was $3.0 million in the third quarter of 2005 compared to $2.6 million in same period of 2004. The increase was due to amortization of additional upfront and milestone payments received under the Company's "Beyond Advair" collaboration and strategic alliance with GSK. All payments received to date under these agreements are amortized over the relevant performance period rather than recognized when received.

Cash, cash equivalents, and short-term investments totaled $172.3 million at the end of the third quarter 2005, a decrease of $30.1 million during the third quarter 2005 and $84.8 million since December 31, 2004.

Year to Date

The net loss for the nine months ended September 30, 2005 was $101.0 million compared to $73.5 million during the same period of 2004. The increase was primarily due to higher research and development costs associated with telavancin Phase 3 clinical studies.

Research and development spending for the nine months ended 2005 was $93.7 million, compared to $59.7 million for the same period of 2004, primarily driven by external research and development costs associated with Phase 3 telavancin clinical studies and Phase 1 clinical studies for the overactive bladder and GI motility programs. Total external research and development spending was $52.5 million for the nine months ended September 30, 2005, up $30.8 million compared to the same period last year. General and administrative costs were $16.7 million compared to $16.0 million in the same period of 2004.

Revenue for the nine months ended September 30, 2005, was $8.7 million compared to $6.2 million in the same period of 2004, an increase of $2.5 million. The increase was due to amortization associated with additional upfront and milestone payments received under the Company's "Beyond Advair" collaboration and strategic alliance with GSK.

Program Updates

Telavancin

--  Enrollment in the Phase 3 studies for the treatment of patients with complicated skin and skin structure infections (cSSSI) and hospital acquired pneumonia (HAP) infections due to Gram-positive bacteria are progressing according to our expectations and previous guidance.
--  Enrollment in our Phase 3 cSSSI and HAP studies are anticipated to be completed during the first half of 2006 and the second half of 2006, respectively.
Commenting on the progress of the telavancin program, Michael Kitt, M.D., Senior Vice President, Development, noted, "I am pleased with continued progress we have made on both the HAP and cSSSI Phase 3 studies and the company looks forward to presenting additional data from our FAST 2 Phase 2 study at ICAAC in December."

Beyond Advair

--  Compound '797 Phase 2b study initiation will not occur by the end of the year due to potential issues associated with the formulation. An update on projected timing for initiation of this study will be provided at a later date.
--  Compound '444 was moved into a multiple dose Phase 2a study in a dry powder inhaler (DPI) formulation. This Phase 2a study will assess the safety and efficacy of this compound in mild-to-moderate asthmatics, using a DPI formulation.
--  For Compound '802, we have recently begun enrolling patients in a single dose Phase 2a study in a DPI formulation. A multiple dose Phase 2a study is planned to further assess the safety and efficacy of this compound in mild-to-moderate asthmatics in 2006.
Overactive Bladder
--  Our overactive bladder program has been discontinued based upon the results of our Phase 1 studies with compound TD-6301.
Conference Call and Webcast Information

As previously announced, the Company has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial 800-289-0493 from the U.S., or 913-981-5510 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's web site at www.theravance.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the company's web site for 30 days through November 26, 2005. An audio replay will also be available through 11:59 p.m. Eastern Standard Time on November 10, 2005 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 3733463.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Of the five programs in development, two are in late stage -- telavancin and the Beyond Advair collaboration with GlaxoSmithKline. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal disorders. By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. For more information, please visit the company's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains and statements made during the results call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Examples of such statements include statements relating to the goals and expected results of clinical and preclinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates and the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights. These statements will be based on the current estimates and assumptions of the management of Theravance, Inc. as of the date of the results call and are naturally subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, and delays or failure to achieve regulatory approvals. These and other risks are described in greater detail under the heading "Factors Affecting Results, Including Risks and Uncertainties" contained in Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Theravance's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 12, 2005 and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

                        THERAVANCE, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share data)

                             Three Months Ended      Nine Months Ended
                               September 30,           September 30,
                          ---------------------   --------------------
                              2005       2004        2005       2004
                          ---------- ----------   ---------- ----------
                                (unaudited)             (unaudited)

Revenue from related
 party                   $     3,006  $    2,637   $  8,676    $   6,200

Operating expenses:
 Research and development     36,249      20,411     93,654       59,694
 General and administrative    5,042       3,255     16,732       15,959
 Stock-based compensation      1,092       2,292      3,934        6,160
                          ----------  ----------  ---------   ----------
Total operating expenses      42,383      25,958    114,320       81,813
                          ----------  ----------  ---------   ----------

Loss from operations        (39,377)    (23,321)   (105,644)     (75,613)

Interest and other
 income, net                  1,716       1,243       5,153        2,762
Interest expense               (125)       (209)       (462)        (632)
                         ----------   ---------   ----------  ----------

Net loss                 $  (37,786)  $ (22,287)  $(100,953)  $  (73,483)
                         ==========   =========   =========   ==========
Net loss per share (1)   $    (0.71)  $   (0.49)  $   (1.90)  $    (2.71)
                         ==========   =========   =========   ==========
Shares used in
 computing net
 loss per share (1)          53,416      45,123       53,155      27,097
                         ==========  ==========   ==========  ==========
Shares outstanding
 at the end of the
 period (1)                  53,670      45,362       53,670      45,362
                         ==========  ==========   ==========  ==========

(1) On October 5, 2004, the Company completed its initial public offering with the sale of 7,072,500 shares of common stock and 433,757 shares of Class A common stock to an affiliate of GSK in a private transaction.  These shares are reflected in the 2005 share and per share amounts.

    Shares used in computing net loss per share excludes approximately
    10.0 million and 8.9 million shares issuable upon exercise of outstanding stock options and warrants as of September 30, 2005 and
    2004, respectively, as their effect would be antidilutive.

                           THERAVANCE, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                  (In thousands, except per share data)

                                            September 30,      December 31,
                                                2005               2004
                                            ------------       -----------
                                            (unaudited)            (2)

Assets
 Cash, cash equivalents and
  short-term investments                     $ 172,323            $ 257,141
 Other current assets                            4,688                7,327
 Property and equipment, net                    13,062               13,242
 Other assets                                    6,915                8,312
                                             ---------            ---------
   Total assets                              $ 196,988            $ 286,022
                                             =========            =========

Liabilities and stockholders' equity
 Current liabilities, net of current
  portion of deferred revenue (1)            $  28,406            $  24,078
 Deferred revenue (1)                           66,622               67,298
 Other long-term liabilities                     3,783                4,279
 Stockholders' equity                           98,177              190,367
                                             ---------            ---------
Total liabilities and stockholders' equity   $ 196,988            $ 286,022
                                             =========            =========

(1) Deferred revenue includes the current portion of $12.0 million and
    $11.0 million as of September 30, 2005 and December 31, 2004, respectively. The net decrease in total deferred revenue is a result of the amortization of deferred revenue partially offset by additional upfront and milestone payments that were received under the Company's
    "Beyond Advair" collaboration and strategic alliance with GSK in March and June 2005, respectively.

(2) The condensed consolidated balance sheet amounts at December 31, 2004 are derived from audited financial statements.

Contact Information:
Investors
Theravance, Inc.
Mike Aguiar
SVP, Chief Financial Officer
650-808-4100
maguiar@theravance.com

Media
Theravance, Inc.
David Brinkley
SVP, Commercial Development
650-808-3784
dbrinkley@theravance.com